Exhibit 32.4

Certificate Pursuant to Section 1350 of Chapter 63 of Title 18 United States Code

The undersigned officer hereby certifies, as to the quarterly report on Form 10-Q of Constellation Energy Generation, LLC for the quarterly period ended March 31, 2022, that (i) the report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Constellation Energy Generation, LLC.

/s/ DANIEL L. EGGERS
Daniel L. Eggers
Executive Vice President and Chief Financial Officer
Date: May 12, 2022